EXHIBIT (c)(vi)
Queensland State Accounts
for the Quarter ended September 30, 2005

EXHIBIT c(vi)

Queensland State Accounts

September Quarter 2005

Queensland Government

Office of the Government Statistician

Queensland State Accounts
September Quarter 2005
Office of the Government Statistician

For further information

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EMAIL
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Websites
www.oesr.qld.gov.au
or
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© The State of Queensland (Queensland Treasury)
2006
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ISSN 1321-2338

Queensland State Accounts, September Quarter 2005
September Quarter 2005 – Main Features
Table I
Percentage Change in Gross State Product
Chain volume measures (2003-04 reference year)

		Rest of
	Queensland(a)	Australia (a)	Australia (b)

TREND
Jun qtr 05 to Sep qtr 05	0.8	0.7	0.7
Sep qtr 04 to Sep qtr 05	4.0	2.5	2.8
ORIGINAL
Year—average (c)	3.8	1.8	2.1

(a)	Source: Office of the Government Statistician, Queensland State Accounts

(b)	Source: ABS 5206.0

(c)	Reference quarter and the three preceding quarters compared with the same period a year earlier
Chart 1
Gross State Product
(quarterly % change, CVM, trend)
Commentary
▪	Economic growth remained strong in September quarter 2005. Queensland gross state product (GSP) recorded real trend growth of 0.8 per cent, slightly down on the 0.9 per cent growth in June quarter 2005.

▪	Domestic economic activity continued to support growth in GSP, driven by household final consumption expenditure and private gross fixed capital formation.

▪	Household final consumption expenditure grew by 1.3 per cent in September quarter 2005, contributing 0.8 percentage point to economic growth. Private gross fixed capital formation recorded real trend growth of 3.3 per cent and contributed 0.8 percentage point to growth in GSP. This was the result of continued growth in investment in dwellings, other buildings and structures, and machinery and equipment.

▪	Public final demand increased by 1.6 per cent in September quarter 2005.

▪	With an increase in trend terms of 1.9 per cent in the September quarter 2005, gross state expenditure continued to rise after recording below average growth of 0.8 per cent in December quarter 2004. Gross State expenditure contributed 2.1 percentage points to economic growth in the quarter.

▪	The strong growth in gross state expenditure continued to stimulate imports, with net exports detracting 1.3 percentage points from economic growth in the September quarter.
Note
The reader should note that there have been revisions to the historical time series presented in the Australian Bureau of Statistics Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). These revisions extend beyond the normal approach of incorporating more up-to-date source data for the most recent quarters. For more detailed information on these changes refer to the special article published in ABS 5206.0, September quarter 2005. The historical revisions have resulted in shifts in the levels of most of the time-series presented in previous editions of this publication; however the growth rates of the time-series have generally been preserved.
The reader should further note that from June quarter 2005, the Queensland State Accounts uses a Queensland-specific coal price deflator to derive the volume of Queensland’s overseas cool exports whereas the ABS uses a whole of Australia coal price deflator in ABS 5206.0 (for more detail refer to the Explanatory notes). As a result, the chain volume measure estimate of exports of goods overseas in the Queensland State Accounts differs from that published in ABS 5206.0.

i

Additional Commentary
▪	The Queensland economy recorded real trend growth of 4.0 per cent over the year to September quarter 2005, compared with 2.5 per cent in the Rest of Australia.
▪	Over the year to September quarter 2005, household final consumption expenditure was the largest contributor to economic growth in Queensland, contributing 2.5 percentage points.
▪	Queensland private gross fixed capital formation recorded real trend growth of 7.4 per cent over the year to September quarter 2005 and contributed 1.9 percentage points to economic growth. Dwelling investment increased by 4.8 per cent, while other buildings and structures and machinery and equipment rose by 14.7 per cent and 9.4 per cent, respectively.
▪	Over the year to September quarter 2005, exports of goods and services overseas recorded real trend growth of 2.7 per cent. However, imports of goods and services from overseas rose by 7.9 per cent, largely due to continued strength of private gross fixed capital formation.
Chart 2 Gross State/Rest of Australia Product
(annual % change, CVM, trend)
Chart 3 Contribution to Growth, Queensland
(annual % point contribution, CVM, trend)

Queensland State Accounts, September quarter 2005
Household Final Consumption Expenditure
▪	Queensland household final consumption expenditure rose in real trend terms by 1.3 per cent in September quarter 2005. Household final consumption expenditure has grown steadily over the last three quarters. In comparison, the Rest of Australia recorded significantly weaker growth of 0.5 per cent in the September quarter.
Chart 4 Household Final Consumption Expenditure
(quarterly % change, CVM, trend)
Dwelling Investment
▪	Queensland dwelling investment recorded real trend growth of 1.4 per cent in the September quarter, following growth of 1.1 per cent in the June quarter. In the Rest of Australia, growth in dwelling investment was weaker, increasing by 0.9 per cent in the September quarter. This is the sixth consecutive quarter that growth in dwelling investment in Queensland has exceeded that in the Rest of Australia.
Chart 5 Dwelling Investment
(quarterly % change, CVM, trend)

Business Investment
▪	Queensland’s business investment (defined as other buildings and structures and machinery and equipment) rose by 5.4 per cent in September quarter 2005. Both components of business investment grew strongly, with investment in other buildings and structures rising by 5.3 per cent, and machinery and equipment by 5.4 per cent. In comparison, business investment in the Rest of Australia recorded lower growth of 2.5 per cent.
Chart 6 Business Investment
(quarterly % change, CVM, trend)
Public Final Demand
▪	Public final demand, comprising final consumption and capital expenditure by general government and public trading enterprises, increased by 1.6 per cent in Queensland in September quarter 2005 compared with a decline of 0.5 per cent in the Rest of Australia.

▪	In the September quarter, final consumption expenditure across all levels of government in Queensland increased in real trend terms by 0.5 per cent. Gross fixed capital formation by general government and public trading enterprises increased by 6.6 per cent and 4.0 per cent, respectively, with state and local government expenditure recording higher growth than national expenditure.
Chart 7 Public Final Demand
(quarterly % change, CVM, trend)

Queensland State Accounts, September Quarter 2005
Net Exports
▪	Exports of goods and services fell by 1.0 per cent in September quarter 2005, detracting 0.3 percentage point from overall economic growth. In contrast, imports of goods and services grew by 2.6 per cent and detracted 1.0 percentage point from economic growth. Overall, this resulted in a detraction of 1.3 percentage points from Queensland’s economic growth in the september quarter.

▪	Over the year to September quarter 2005, export volumes of goods and services overseas grew by 2.7 per cent. In terms of goods, sugar increased by 33.1 per cent, wool by 30.0 per cent, non-ferrous metals by 4.9 per cent, meat by 2.9 per cent and coal by 2.0 per cent.

▪	In the corresponding period, imports of goods and services from overseas grew by 7.9 per cent with the goods component of overseas imports increasing by 8.1 per cent. In terms of goods, machinery and transport equipment and road motor vehicles grew by 15.7 per cent and 13.2 per cent, respectively. Imports of goods and services from interstate increased by 3.2 per cent.
Chart 8 Exports, Imports and Net Exports, Contribution to Growth, Queensland
(quarterly % point contribution, CVM, trend)

v

Growth Composition
▪	Chart 9 shows that gross state expenditure contributed 2.1 percentage points to Queensland economic growth in September quarter 2005 while net exports detracted 1.3 percentage points.

▪	Gross Rest of Australia expenditure contributed 0.7 percentage point to economic growth in the Rest of Australia. Net exports detracted only marginally, resulting in a 0.7 percent growth in gross Rest of Australia product (Chart 10).
Chart 9 Contribution to Growth, Queensland
(quarterly % point contribution, CVM, trend)
Chart 10 Contribution to Growth, Rest of Australia
(quarterly % point contribution, CVM, trend)

Queensland State Accounts, September quarter 2005
Table II
Changes and Contribution to Growth, Quarterly, Trend, Chain Volume Measures (a)

	Queensland		Rest of Australia (b)
	Quarterly	% point	Quarterly	% point
	% change	contribution to	% change	contribution to
	Jun-05 to	growth in GSP	Jun-05 to	growth in GSP
	Sep-05	Jun-05 to Sep-05	Sep-05	Jun-05 to Sep-05

Final consumption expenditure
Households	1.3	0.8	0.5	0.3
General government	0.5	0.1	0.1	0.0

Gross fixed capital formation
Private	3.3	0.8	2.0	0.4
Dwellings	1.4	0.1	0.9	0.1
Other buildings and structures	5.3	0.3	2.8	0.1
Machinery and equipment	5.4	0.5	2.4	0.2

Public enterprises	4.0	0.1	-4.9	-0.1
General government	6.6	0.2	-2.7	-0.1

Changes in inventories	n.a.	0.1	n.a.	-0.1

Gross state expenditure	1.9	2.1	0.6	0.7

Exports of goods and services overseas	-0.9	-0.2	0.1	0.0
Exports of goods and services interstate	-1.2	-0.1	3.7	0.2
less Imports of goods and services overseas	1.4	0.2	0.5	0.1
less Imports of goods and services interstate	3.7	0.8	-1.2	0.0

Gross state product	0.8	0.8	0.7	0.7

n.a. not applicable

(a)	Chain volume measure reference year 2003-04.

(b)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.
With respect to the real trend quarterly changes and contributions to growth in the September quarter:
▪	Household final consumption expenditure in Queensland grew by 1.3 per cent and contributed 0.8 percentage point to overall growth,compared with weaker growth of 0.5 per cent in the Rest of Australia.
▪	General government final consumption expenditure in Queensland rose moderately by 0.5 per cent. The Rest of Australia recorded weaker growth of 0.1 per cent.
▪	Private gross fixed capital formation continued to grow, increasing by 3.3 per cent after recording a growth of 2.4 per cent in June quarter 2005. All three major components of private gross fixed capital formation recorded solid growth in the September quarter with machinery and equipment (5.4 per cent) recording slightly higher growth than other buildings and structures (5.3 per cent). Dwelling investment continued its trend from the previous quarter, increasing by 1.4 per cent.
▪	Gross fixed capital formation by public enterprises and general government increased by 4.0 per cent and 6.6 per cent respectively, mainly driven by the state and local component.
▪	Queensland’s exports of goods and services overseas decreased by 0.9 per cent. This is largely due to the volume of overseas goods export trending downward as a result of the exceptional growth in commodity prices. Growth in imports of goods and services overseas continued to moderate to 1.4 per cent since peaking at 6.1 per cent in March quarter 2004. By comparison, the Rest of Australia recorded growth in exports and imports of good and services overseas of 0.1 per cent and 0.5 per cent, respectively.

Table III
Changes and Contribution to Growth, Annual, Trend, Chain Volume Measures (a)

	Queensland		Rest of Australia (b)
	Annual	% point	Annual	% point
	% change	contribution to	% change	contribution to
	Sep-04 to	growth in GSP	Sep-04 to	growth in GSP
	Sep-05	Sep-04 to Sep-05	Sep-05	Sep-04 to Sep-05

Final consumption expenditure
Households	4.1	2.5	2.6	1.5
General government	2.0	0.3	2.1	0.4

Gross fixed capital formation
Private	7.4	1.9	8.7	1.8
Dwellings	4.8	0.4	-2.4	-0.1
Other buildings and structures	14.7	0.7	19.0	0.8
Machinery and equipment	9.4	0.8	16.0	1.1

Public enterprises	26.2	0.5	-5.0	-0.1
General government	13.3	0.4	-2.6	-0.1

Changes in inventories	n.a.	0.5	n.a.	0.1

Gross state expenditure	5.3	5.8	3.5	3.6

Exports of goods and services overseas	2.7	0.5	2.1	0.4
Exports of goods and services interstate	-2.1	-0.2	3.2	0.1
less Imports of goods and services overseas	7.9	1.4	7.3	1.6
less Imports of goods and services interstate	3.2	0.7	-2.1	0.0

Gross state product	4.0	4.0	2.5	2.5

n.a. not applicable
(a)	Chain volume measure reference year 2003-04.

(b)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.
With respect to the real trend annual changes and contributions to growth in the September quarter:
▪	Queensland’s overall economic growth was 4.0 per cent, significantly higher than the 2.5 per cent growth recorded for the Rest of Australia.

▪	Queensland household final consumption expenditure grew by 4.1 per cent, making it the largest contributor to annual economic growth (2.5 percentage points).

▪	Private gross fixed capital formation grew by 7.4 per cent. This was largely due to solid growth in other buildings and structures (14.7 per cent) and machinery and equipment (9.4 per cent). Dwelling investment recorded growth of 4.8 per cent, compared with a decline of 2.4 per cent recorded in the Rest of Australia.

▪	Gross fixed capital formation by both public enterprises and general government recorded strong growth of 26.2 per cent and 13.3 per cent, respectively. Consumption expenditure by general government increased 2.0 per cent.

▪	Net exports detracted 1.8 percentage points from Queensland economic growth, largely as a result of the growth in overseas imports of goods and services (7.9 per cent).

Queensland State Accounts, September quarter 2005
Table IV
Changes and Contribution to Growth, Quarterly, Trend, Current Prices

	Queensland		Rest of Australia (a)
	Quarterly	% point	Quarterly	% point
	% change	contribution to	% change	contribution to
	Jun-05 to	growth in GSP	Jun-05 to	growth in GSP
	Sep-05	Jun-05 to Sep-05	Sep-05	Jun-05 to Sep-05

Compensation of employees	2.2	1.0	1.8	0.8
Gross operating surplus and mixed income	4.1	1.8	2.3	1.0
Gross state product at factor cost	3.1	2.8	2.1	1.9
Taxes less subsidies on production and imports	-1.0	-0.1	0.7	0.1
Gross state product	2.4	2.4	1.7	1.7

Final consumption expenditure
Households	1.7	1.0	1.0	0.6
General government	1.2	0.2	0.9	0.2

Gross fixed capital formation
Private	3.8	0.9	2.2	0.5
Dwellings	2.3	0.2	2.0	0.1
Other buildings and structures	7.6	0.4	4.6	0.2
Machinery and equipment	4.6	0.3	1.4	0.1

Public enterprise	4.4	0.1	-5.2	-0.1
General government	7.1	0.2	-2.7	-0.1

Changes in inventories	n.a.	0.1	n.a.	-0.1

Gross state expenditure	2.1	2.2	1.5	1.5

Exports of goods and services overseas	6.7	1.5	1.5	0.3
Exports of goods and services interstate	0.3	0.0	4.0	0.2
less Imports of goods and services overseas	2.8	0.5	1.0	0.2
less Imports of goods and services interstate	4.0	0.8	0.3	0.0

Gross state product	2.4	2.4	1.7	1.7

n.a. not applicable
(a)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.
With respect to the current price trend quarterly changes and contributions to growth in the September quarter:
▪	Queensland recorded GSP growth of 2.4 per cent, 0.7 percentage point higher than the growth recorded in the Rest of Australia.

▪	Compensation of employees grew by 2.2 per cent in Queensland and 1.8 per cent in the Rest of Australia.

▪	Queensland gross operating surplus and mixed income increased by 4.1 per cent, compared with growth of 2.3 per cent in the Rest of Australia.

▪	Exports of goods and services overseas grew by 6.7 per cent. This is mainly attributable to an increase of 14.8 per cent in overseas coal exports.

Table V
Changes and Contribution to Growth, Annual, Trend, Current Prices

	Queensland		Rest of Australia (a)
	Annual	% point	Annual	% point
	% change	contribution to	% change	contribution to
	Sep-04 to	growth in GSP	Sep-04 to	growth in GSP
	Sep-05	Sep-04 to Sep-05	Sep-05	Sep-04 to Sep-05

Compensation of employees	9.9	4.7	6.8	3.2
Gross operating surplus and mixed income	16.7	6.9	8.8	3.6
Gross state product at factor cost	13.1	11.6	7.8	6.9
Taxes less subsidies on production and imports	1.3	0.1	1.6	0.2
Gross state product	11.3	11.3	6.6	6.6

Final consumption expenditure
Households	6.2	3.8	4.3	2.6
General government	5.2	0.9	5.8	1.1

Gross fixed capital formation
Private	9.9	2.5	10.8	2.2
Dwellings	9.7	0.9	3.0	0.2
Other buildings and structures	26.0	1.2	26.9	1.2
Machinery and equipment	6.2	0.5	11.9	0.8

Public enterprise	28.8	0.5	-2.7	0.0
General government	15.9	0.4	-1.4	0.0

Changes in inventories	n.a.	0.3	n.a.	0.1

Gross state expenditure	7.3	7.9	5.8	5.9

Exports of goods and services overseas	29.0	5.8	11.0	1.9
Exports of goods and services interstate	1.3	0.1	3.5	0.2
less Imports of goods and services overseas	10.5	1.8	6.3	1.4
less Imports of goods and services interstate	3.5	0.7	1.3	0.0

Gross state product	11.3	11.3	6.6	6.6

n.a. not applicable
(a)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.
With respect to the current price quarterly changes and contributions to growth in the September quarter:
▪	Queensland recorded growth in GSP of 11.3 per cent. This was 4.7 percentage points higher than current price growth in the Rest of Australia.

▪	Compensation of employees grew by 9.9 per cent compared with lower growth of 6.8 per cent in the Rest of Australia.

▪	Gross operating surplus and mixed income in the State has been trending upward since December quarter 2004 and grew by 16.7 per cent.

▪	Queensland exports of goods and services overseas increased by 29.0 per cent. This is mainly due to exports of goods overseas which increased by 35.1 per cent. Of the overseas goods exports, coal recorded exceptional growth of 81.1 per cent. Rest of Australia recorded weaker annual growth of 11.0 per cent in exports of goods and services overseas.

x

Queensland State Accounts, September quarter 2005
List of Tables
Queensland State Accounts

Table	Domestic Production Accounts – Queensland	Page
1	Trend, chain volume measures, $m	1
2	Trend, chain volume measures, quarterly % change	3
3	Trend, chain volume measures, quarterly contribution to growth, % point	5
4	Trend, chain volume measures, annual % change — quarterly	7
5	Trend, chain volume measures, annual contribution to growth — quarterly, % point	9
	Explanatory Notes	11

Additional tables also available on the Internet

URL: http://www.oesr.qld.gov.au/releases/qsatables/

Domestic Production Accounts – Queensland
6	Seasonally adjusted, chain volume measures, $m
7	Seasonally adjusted, chain volume measures, quarterly % change
8	Seasonally adjusted, chain volume measures, annual % change — quarterly
9	Original, chain volume measures, $m
10	Original, chain volume measures, annual % change — quarterly
11	Trend, current prices, $m
12	Trend, current prices, quarterly % change
13	Trend, current prices, quarterly contribution to growth, % point
14	Seasonally adjusted, current prices, $m
15	Seasonally adjusted, current prices, quarterly % change
16	Seasonally adjusted, current prices, quarterly contribution to growth, % point
17	Original, current prices, $m
18	Original, current prices, annual % change – quarterly
19	Trend, implicit price deflators, 2003-04 = 100
20	Original, implicit price deflators, 2003-04 = 100

Domestic Production Accounts — Rest of Australia
21	Trend, chain volume measures, $m
22	Trend, chain volume measures, quarterly % change
23	Seasonally adjusted, chain volume measures, $m
24	Original, chain volume measures, $m
25	Trend, current prices, $m
26	Original, current prices, $m
27	Trend, implicit price deflators, 2003-04 = 100
The Queensland State Accounts, including previous issues, additional tables and the complete time series for Queensland and the Rest of Australia, are available through the Office of Economic and Statistical Research website, at: http://www.oesr.qld.gov.au/releases/qsatables/.

DOMESTIC PRODUCTION ACCOUNT — QUEENSLAND	TABLE 1
(Trend, chain volume measure(a), $m)

	Year
	2002-03				2003-04				2004-05				2005-06
	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep

Household final consumption expenditure	20,060	20,173	20,310	20,716	21,390	22,120	22,686	23,011	23,161	23,292	23,502	23,787	24,103
Internal consumption expenditure	19,369	19,474	19,597	19,979	20,612	21,295	21,813	22,139	22,317	22,461	22,664	22,945	23,268
Non-tourism	18,568	18,698	18,855	19,256	19,890	20,572	21,053	21,331	21,486	21,644	21,886	22,194	22,516
Tourism	801	776	742	723	722	723	760	808	831	817	778	751	752
External consumption expenditure	691	699	713	737	778	825	873	872	844	831	838	842	835
less Imports of tourism services, overseas	228	223	215	216	234	265	289	300	306	311	318	322	323
less Imports of tourism services, interstate	463	476	498	521	544	560	584	572	538	520	520	520	512

General government final consumption expenditure	5,915	6,000	6,111	6,207	6,278	6,346	6,420	6,492	6,548	6,583	6,610	6,645	6,678
National	2,069	2,116	2,170	2,211	2,235	2,256	2,286	2,333	2,374	2,394	2,395	2,396	2,403
State and local	3,846	3,884	3,941	3,996	4,043	4,090	4,134	4,159	4,174	4,189	4,215	4,249	4,275

Private gross fixed capital formation	7,877	8,242	8,317	8,363	8,574	8,840	9,135	9,375	9,507	9,587	9,657	9,886	10,214
Dwellings	3,050	3,150	3,102	3,063	3,150	3,279	3,348	3,351	3,363	3,409	3,435	3,473	3,523
Other buildings and structures	1,582	1,677	1,634	1,558	1,536	1,583	1,666	1,717	1,739	1,759	1,803	1,895	1,995
Machinery and equipment	2,091	2,280	2,415	2,479	2,517	2,559	2,745	3,027	3,194	3,223	3,215	3,314	3,493
Livestock	117	78	79	123	174	211	219	213	216	219	217	212	206
Intangible fixed assets	265	272	274	274	278	285	291	295	299	306	313	317	320
Ownership transfer costs	772	785	813	866	919	923	866	772	696	671	674	675	677

Public enterprises gross fixed capital formation	647	601	549	528	522	525	569	642	722	789	831	876	911
Commonwealth	125	121	107	94	105	121	137	146	150	154	155	155	153
State and local	522	480	442	434	417	404	432	496	572	635	676	721	758

General government gross fixed capital formation	1,003	946	899	896	943	1,015	1,058	1,054	1,030	1,012	1,031	1,095	1,167
National	117	121	127	138	150	160	161	154	143	136	136	140	147
State and local	886	825	772	758	793	855	897	900	887	876	895	955	1,020

Change in inventories	-148	-110	98	333	445	369	256	129	52	69	141	198	235
Statistical discrepancy (E)	7	-5	-36	-15	10	5	16	58	106	109	50	5	-4

Gross state expenditure	35,361	35,847	36,248	37,028	38,162	39,220	40,140	40,761	41,126	41,441	41,822	42,492	43,304

Exports of goods and services	10,485	10,595	10,636	10,580	10,519	10,566	10,650	10,703	10,837	11,029	11,086	11,053	10,945

Exports of goods and services, overseas	6,657	6,808	6,821	6,682	6,583	6,670	6,838	6,913	6,987	7,126	7,214	7,236	7,174

Exports of goods, overseas	5,172	5,298	5,309	5,174	5,072	5,127	5,264	5,330	5,387	5,514	5,587	5,591	5,533
Exports of services, less tourism services, overseas	963	988	994	987	980	999	1,017	1,016	1,009	999	1,010	1,036	1,049
Exports of tourism services, overseas	522	522	518	521	531	544	557	567	591	613	617	609	592

Exports of goods and services, interstate	3,828	3,787	3,815	3,898	3,936	3,896	3,812	3,790	3,850	3,903	3,872	3,817	3,771
Exports of goods, interstate }	2,571	2,488	2,469	2,547	2,636	2,664	2,590	2,531	2,553	2,603	2,609	2,590	2,575
Exports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	1,257	1,299	1,346	1,351	1,300	1,232	1,222	1,259	1,297	1,300	1,263	1,227	1,196

	Year
	2002-03				2003-04				2004-05				2005-06
	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep

less Imports of goods and services	11,494	11,655	11,814	12,134	12,688	13,357	13,986	14,363	14,497	14,532	14,589	14,881	15,268

less Imports of goods and services, overseas	4,830	4,962	5,081	5,194	5,404	5,728	6,080	6,383	6,571	6,713	6,865	6,993	7,089
less Imports of goods, overseas	3,576	3,709	3,832	3,918	4,051	4,268	4,546	4,824	4,992	5,098	5,208	5,311	5,395
less Imports of services, less tourism services, overseas	1,026	1,030	1,034	1,060	1,119	1,195	1,245	1,259	1,273	1,304	1,339	1,360	1,371
less Imports of tourism services, overseas	228	223	215	216	234	265	289	300	306	311	318	322	323

less Imports of goods and services, interstate	6,664	6,693	6,733	6,940	7,284	7,629	7,906	7,980	7,926	7,819	7,724	7,888	8,179
less Imports of goods, interstate }	6,201	6,217	6,235	6,419	6,740	7,069	7,322	7,408	7,388	7,299	7,204	7,368	7,667
less Imports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	463	476	498	521	544	560	584	572	538	520	520	520	512

Expenditure on gross state product	34,352	34,787	35,070	35,474	35,993	36,429	36,804	37,101	37,466	37,938	38,319	38,664	38,981

(a)	Chain volume measure reference year 2003-04
TABLE 1

DOMESTIC PRODUCTION ACCOUNT — QUEENSLAND	TABLE 2
(Trend, chain volume measure(a), quarterly percentage change, %)

	Change from last quarter
	2002-03				2003-04				2004-05				2005-06
	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep

Household final consumption expenditure	1.4	0.6	0.7	2.0	3.3	3.4	2.6	1.4	0.7	0.6	0.9	1.2	1.3
Internal consumption expenditure	1.4	0.5	0.6	2.0	3.2	3.3	2.4	1.5	0.8	0.7	0.9	1.2	1.4
Non-tourism	1.6	0.7	0.8	2.1	3.3	3.4	2.3	1.3	0.7	0.7	1.1	1.4	1.5
Tourism	-3.5	-3.1	-4.4	-2.6	-0.1	0.1	5.1	6.3	2.9	-1.7	-4.8	-3.5	0.1
External consumption expenditure	0.6	1.2	2.0	3.4	5.6	6.0	5.8	-0.1	-3.2	-1.5	0.8	0.5	-0.8
less Imports of tourism services, overseas	1.8	-2.2	-3.6	0.5	8.3	13.3	9.1	3.8	2.0	1.6	2.3	1.3	0.3
less Imports of tourism services, interstate	0.0	2.8	4.6	4.6	4.4	2.9	4.3	-2.1	-5.9	-3.4	0.0	0.0	-1.5

General government final consumption expenditure	0.8	1.4	1.9	1.6	1.1	1.1	1.2	1.1	0.9	0.5	0.4	0.5	0.5
National	1.4	2.3	2.6	1.9	1.1	0.9	1.3	2.1	1.8	0.8	0.0	0.0	0.3
State and local	0.4	1.0	1.5	1.4	1.2	1.2	1.1	0.6	0.4	0.4	0.6	0.8	0.6

Private gross fixed capital formation	7.7	4.6	0.9	0.6	2.5	3.1	3.3	2.6	1.4	0.8	0.7	2.4	3.3
Dwellings	7.1	3.3	-1.5	-1.3	2.8	4.1	2.1	0.1	0.4	1.4	0.8	1.1	1.4
Other buildings and structures	14.8	6.0	-2.6	-4.7	-1.4	3.1	5.2	3.1	1.3	1.2	2.5	5.1	5.3
Machinery and equipment	8.7	9.0	5.9	2.7	1.5	1.7	7.3	10.3	5.5	0.9	-0.3	3.1	5.4
Livestock	-27.3	-33.3	1.3	55.7	41.5	21.3	3.8	-2.7	1.4	1.4	-0.9	-2.3	-2.8
Intangible fixed assets	5.2	2.6	0.7	0.0	1.5	2.5	2.1	1.4	1.4	2.3	2.3	1.3	1.0
Ownership transfer costs	2.3	1.7	3.6	6.5	6.1	0.4	-6.2	-10.9	-9.8	-3.6	0.5	0.2	0.3

Public enterprises gross fixed capital formation	-3.3	-7.1	-8.7	-3.8	-1.1	0.6	8.4	12.8	12.5	9.3	5.3	5.4	4.0
Commonwealth	-8.1	-3.2	-11.6	-12.2	11.7	15.2	13.2	6.6	2.7	2.7	0.7	0.0	-1.3
State and local	-2.1	-8.1	-7.9	-1.8	-3.9	-3.1	6.9	14.8	15.3	11.0	6.5	6.7	5.1

General government gross fixed capital formation	-4.9	-5.7	-5.0	-0.3	5.3	7.6	4.2	-0.4	-2.3	-1.8	1.9	6.2	6.6
National	4.5	3.4	5.0	8.7	8.7	6.7	0.6	-4.4	-7.1	-4.9	0.0	2.9	5.0
State and local	-6.0	-6.9	-6.4	-1.8	4.6	7.8	4.9	0.3	-1.4	-1.2	2.2	6.7	6.8

Gross state expenditure	1.9	1.4	1.1	2.2	3.1	2.8	2.4	1.6	0.9	0.8	0.9	1.6	1.9

Exports of goods and services	0.9	1.1	0.4	-0.5	-0.6	0.5	0.8	0.5	1.3	1.8	0.5	-0.3	-1.0

Exports of goods and services, overseas	1.7	2.3	0.2	-2.0	-1.5	1.3	2.5	1.1	1.1	2.0	1.2	0.3	-0.9
Exports of goods, overseas	1.3	2.4	0.2	-2.5	-2.0	1.1	2.7	1.3	1.1	2.4	1.3	0.1	-1.0
Exports of services, less tourism services, overseas	3.7	2.6	0.6	-0.7	-0.7	1.9	1.8	-0.1	-0.7	-1.0	1.1	2.6	1.3
Exports of tourism services, overseas	2.2	0.0	-0.8	0.6	1.9	2.5	2.4	1.8	4.2	3.7	0.7	-1.3	-2.8

Exports of goods and services, interstate	-0.5	-1.1	0.7	2.2	1.0	-1.0	-2.2	-0.6	1.6	1.4	-0.8	-1.4	-1.2
Exports of goods, interstate }	-0.7	-3.2	-0.8	3.2	3.5	1.1	-2.8	-2.3	0.9	2.0	0.2	-0.7	-0.6
Exports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	0.0	3.3	3.6	0.4	-3.8	-5.2	-0.8	3.0	3.0	0.2	-2.9	-2.9	-2.5

	Change from last quarter
	2002-03				2003-04				2004-05				2005-06
	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep

less Imports of goods and services	2.4	1.4	1.4	2.7	4.6	5.3	4.7	2.7	0.9	0.2	0.4	2.0	2.6

less Imports of goods and services, overseas	3.7	2.7	2.4	2.2	4.0	6.0	6.2	5.0	3.0	2.2	2.3	1.9	1.4
less Imports of goods, overseas	4.4	3.7	3.3	2.2	3.4	5.4	6.5	6.1	3.5	2.1	2.2	2.0	1.6
less Imports of services, less tourism services, overseas	1.7	0.4	0.4	2.5	5.6	6.8	4.2	1.1	1.1	2.4	2.7	1.6	0.8
less Imports of tourism services, overseas	1.8	-2.2	-3.6	0.5	8.3	13.3	9.1	3.8	2.0	1.6	2.3	1.3	0.3

less Imports of goods and services, interstate	1.4	0.4	0.6	3.1	5.0	4.7	3.6	0.9	-0.7	-1.4	-1.2	2.1	3.7
less Imports of goods, interstate }	1.5	0.3	0.3	3.0	5.0	4.9	3.6	1.2	-0.3	-1.2	-1.3	2.3	4.1
less Imports of services, less tourism services, interstate }	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
less Imports of tourism services, interstate	0.0	2.8	4.6	4.6	4.4	2.9	4.3	-2.1	-5.9	-3.4	0.0	0.0	-1.5

Expenditure on gross state product	1.5	1.3	0.8	1.2	1.5	1.2	1.0	0.8	1.0	1.3	1.0	0.9	0.8

(a)	Chain volume measure reference year 2003-04
TABLE 2

DOMESTIC PRODUCTION ACCOUNT — QUEENSLAND	TABLE 3
(Trend, chain volume measure(a), quarterly contribution to growth, %)

		Change from last quarter
		2002-03				2003-04				2004-05				2005-06
		Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep

Household final consumption expenditure		0.8	0.3	0.4	1.2	1.9	2.0	1.6	0.9	0.4	0.4	0.6	0.7	0.8
Internal consumption expenditure		0.8	0.3	0.4	1.1	1.8	1.9	1.4	0.9	0.5	0.4	0.5	0.7	0.8
Non-tourism		0.9	0.4	0.5	1.1	1.8	1.9	1.3	0.8	0.4	0.4	0.6	0.8	0.8
Tourism		-0.1	-0.1	-0.1	-0.1	0.0	0.0	0.1	0.1	0.1	0.0	-0.1	-0.1	0.0
External consumption expenditure		0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.0	-0.1	0.0	0.0	0.0	0.0
less Imports of tourism services, overseas		0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.0	0.0
less Imports of tourism services, interstate		0.0	0.0	0.1	0.1	0.1	0.0	0.1	0.0	-0.1	-0.1	0.0	0.0	0.0

General government final consumption expenditure		0.1	0.3	0.3	0.3	0.2	0.2	0.2	0.2	0.2	0.1	0.1	0.1	0.1
National		0.1	0.1	0.2	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.0	0.0	0.0
State and local		0.1	0.1	0.2	0.2	0.1	0.1	0.1	0.1	0.0	0.0	0.1	0.1	0.1

Private gross fixed capital formation		1.7	1.1	0.2	0.1	0.6	0.7	0.8	0.7	0.4	0.2	0.2	0.6	0.9
Dwellings		0.6	0.3	-0.1	-0.1	0.3	0.4	0.2	0.0	0.0	0.1	0.1	0.1	0.1
Other buildings and structures		0.6	0.3	-0.1	-0.2	-0.1	0.1	0.2	0.1	0.1	0.1	0.1	0.2	0.3
Machinery and equipment		0.5	0.6	0.4	0.2	0.1	0.1	0.5	0.8	0.5	0.1	0.0	0.3	0.5
Livestock		-0.1	-0.1	0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Intangible fixed assets		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Ownership transfer costs		0.1	0.0	0.1	0.2	0.2	0.0	-0.2	-0.3	-0.2	-0.1	0.0	0.0	0.0

Public enterprises gross fixed capital formation		-0.1	-0.1	-0.2	-0.1	0.0	0.0	0.1	0.2	0.2	0.2	0.1	0.1	0.1
Commonwealth		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
State and local		0.0	-0.1	-0.1	0.0	-0.1	0.0	0.1	0.2	0.2	0.2	0.1	0.1	0.1

General government gross fixed capital formation		-0.2	-0.2	-0.1	0.0	0.1	0.2	0.1	0.0	-0.1	-0.1	0.1	0.2	0.2
National		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
State and local		-0.2	-0.2	-0.2	0.0	0.1	0.2	0.1	0.0	0.0	0.0	0.1	0.2	0.2

Change in inventories		-0.3	0.1	0.6	0.7	0.3	-0.2	-0.3	-0.4	-0.2	0.1	0.2	0.2	0.1
Statistical discrepancy (E)		-0.1	0.0	-0.1	0.1	0.1	0.0	0.0	0.1	0.1	0.0	-0.2	-0.1	0.0

Gross state expenditure		2.0	1.4	1.2	2.2	3.2	2.9	2.5	1.7	1.0	0.8	1.0	1.8	2.1

Exports of goods and services		0.3	0.3	0.1	-0.2	-0.2	0.1	0.2	0.1	0.4	0.5	0.2	-0.1	-0.3

Exports of goods and services, overseas		0.3	0.4	0.0	-0.4	-0.3	0.2	0.5	0.2	0.2	0.4	0.2	0.1	-0.2
Exports of goods, overseas		0.2	0.4	0.0	-0.4	-0.3	0.2	0.4	0.2	0.2	0.3	0.2	0.0	-0.2
Exports of services, less tourism services, overseas		0.1	0.1	0.0	0.0	0.0	0.1	0.1	0.0	0.0	0.0	0.0	0.1	0.0
Exports of tourism services, overseas		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.0	0.0	0.0

Exports of goods and services, interstate		-0.1	-0.1	0.1	0.2	0.1	-0.1	-0.2	-0.1	0.2	0.1	-0.1	-0.1	-0.1
Exports of goods, interstate	}	-0.1	-0.2	-0.1	0.2	0.3	0.1	-0.2	-0.2	0.1	0.1	0.0	-0.1	0.0
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		0.0	0.1	0.1	0.0	-0.1	-0.2	0.0	0.1	0.1	0.0	-0.1	-0.1	-0.1

		Change from last quarter
		2002-03				2003-04				2004-05				2005-06
		Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep

less Imports of goods and services		0.8	0.5	0.5	0.9	1.6	1.9	1.7	1.0	0.4	0.1	0.2	0.8	1.0

less Imports of goods and services, overseas		0.5	0.4	0.3	0.3	0.6	0.9	1.0	0.8	0.5	0.4	0.4	0.3	0.3

less Imports of goods, overseas		0.4	0.4	0.4	0.3	0.4	0.6	0.8	0.8	0.5	0.3	0.3	0.3	0.2
less Imports of services, less tourism services, overseas		0.1	0.0	0.0	0.1	0.2	0.2	0.1	0.0	0.0	0.1	0.1	0.1	0.0
less Imports of tourism services, overseas		0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.0	0.0
less Imports of goods and services, interstate		0.3	0.1	0.1	0.6	1.0	1.0	0.8	0.2	-0.2	-0.3	-0.3	0.4	0.8

less Imports of goods, interstate	}	0.3	0.1	0.1	0.5	0.9	0.9	0.7	0.2	-0.1	-0.2	-0.3	0.4	0.8
less Imports of services, less tourism services, interstate	}	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
less Imports of tourism services, interstate		0.0	0.0	0.1	0.1	0.1	0.0	0.1	0.0	-0.1	-0.1	0.0	0.0	0.0

Expenditure on gross state product		1.5	1.3	0.8	1.2	1.5	1.2	1.0	0.8	1.0	1.3	1.0	0.9	0.8

(a)	Chain volume measure reference year 2003-04
TABLE 3

DOMESTIC PRODUCTION ACCOUNT — QUEENSLAND (Trend, chain volume measure(a), annual percentage change — quarterly, %)	TABLE 4

		Change from same quarter last year
		2002-03				2003-04				2004-05				2005-06
		Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep

Household final consumption expenditure		5.2	5.4	4.7	4.7	6.6	9.7	11.7	11.1	8.3	5.3	3.6	3.4	4.1
Internal consumption expenditure		5.5	5.5	4.7	4.6	6.4	9.4	11.3	10.8	8.3	5.5	3.9	3.6	4.3
Non-tourism		5.9	5.9	5.3	5.4	7.1	10.0	11.7	10.8	8.0	5.2	4.0	4.0	4.8
Tourism		-2.2	-3.4	-9.7	-12.9	-9.9	-6.8	2.4	11.8	15.1	13.0	2.4	-7.1	-9.5
External consumption expenditure		-2.9	3.1	6.4	7.3	12.6	18.0	22.4	18.3	8.5	0.7	-4.0	-3.4	-1.1
less Imports of tourism services, overseas		0.0	1.8	-1.4	-3.6	2.6	18.8	34.4	38.9	30.8	17.4	10.0	7.3	5.6
less Imports of tourism services, interstate		-4.3	3.7	10.2	12.5	17.5	17.6	17.3	9.8	-1.1	-7.1	-11.0	-9.1	-4.8

General government final consumption expenditure		2.7	3.2	4.4	5.8	6.1	5.8	5.1	4.6	4.3	3.7	3.0	2.4	2.0
National		4.5	5.1	6.8	8.4	8.0	6.6	5.3	5.5	6.2	6.1	4.8	2.7	1.2
State and local		1.7	2.2	3.2	4.4	5.1	5.3	4.9	4.1	3.2	2.4	2.0	2.2	2.4

Private gross fixed capital formation		27.5	27.6	22.4	14.3	8.8	7.3	9.8	12.1	10.9	8.5	5.7	5.5	7.4
Dwellings		30.9	26.6	17.3	7.6	3.3	4.1	7.9	9.4	6.8	4.0	2.6	3.6	4.8
Other buildings and structures		42.9	56.1	39.4	13.1	-2.9	-5.6	2.0	10.2	13.2	11.1	8.2	10.4	14.7
Machinery and equipment		25.0	29.8	33.8	28.9	20.4	12.2	13.7	22.1	26.9	25.9	17.1	9.5	9.4
Livestock		-37.8	-60.8	-59.1	-23.6	48.7	170.5	177.2	73.2	24.1	3.8	-0.9	-0.5	-4.6
Intangible fixed assets		16.2	18.3	14.6	8.7	4.9	4.8	6.2	7.7	7.6	7.4	7.6	7.5	7.0
Ownership transfer costs		18.0	10.7	9.7	14.7	19.0	17.6	6.5	-10.9	-24.3	-27.3	-22.2	-12.6	-2.7

Public enterprises gross fixed capital formation		-8.1	-13.4	-20.0	-21.1	-19.3	-12.6	3.6	21.6	38.3	50.3	46.0	36.4	26.2
Commonwealth		-26.9	-25.8	-28.2	-30.9	-16.0	0.0	28.0	55.3	42.9	27.3	13.1	6.2	2.0
State and local		-2.1	-9.6	-17.7	-18.6	-20.1	-15.8	-2.3	14.3	37.2	57.2	56.5	45.4	32.5

General government gross fixed capital formation		-9.0	-14.9	-18.0	-15.1	-6.0	7.3	17.7	17.6	9.2	-0.3	-2.6	3.9	13.3
National		17.0	24.7	24.5	23.2	28.2	32.2	26.8	11.6	-4.7	-15.0	-15.5	-9.1	2.8
State and local		-11.6	-18.7	-22.4	-19.6	-10.5	3.6	16.2	18.7	11.9	2.5	-0.2	6.1	15.0

Grass state expenditure		8.0	7.8	6.9	6.7	7.9	9.4	10.7	10.1	7.8	5.7	4.2	4.2	5.3

Exports of goods and services		3.5	3.2	2.7	1.8	0.3	-0.3	0.1	1.2	3.0	4.4	4.1	3.3	1.0

Exports of goods and services, overseas		-1.2	2.4	3.9	2.1	-1.1	-2.0	0.2	3.5	6.1	6.8	5.5	4.7	2.7
Exports of goods, overseas		-0.6	2.1	3.1	1.3	-1.9	-3.2	-0.8	3.0	6.2	7.5	6.1	4.9	2.7
Exports of services, less tourism services, overseas		-0.2	5.6	8.3	6.2	1.8	1.1	2.3	2.9	3.0	0.0	-0.7	2.0	4.0
Exports of tourism services, overseas		-8.1	-0.4	3.4	2.0	1.7	4.2	7.5	8.8	11.3	12.7	10.8	7.4	0.2

Exports of goods and services, interstate		12.6	4.9	0.6	1.4	2.8	2.9	-0.1	-2.8	-2.2	0.2	1.6	0.7	-2.1
Exports of goods, interstate	}	14.3	4.5	-2.2	-1.6	2.5	7.1	4.9	-0.6	-3.1	-2.3	0.7	2.3	0.9
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		9.3	5.5	6.0	7.5	3.4	-5.2	-9.2	-6.8	-0.2	5.5	3.4	-2.5	-7.8

		Change from same quarter last year
		2002-03				2003-04				2004-05				2005-06
		Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep

less Imports of goods and services		11.1	11.0	9.0	8.0	10.4	14.6	18.4	18.4	14.3	8.8	4.3	3.6	5.3

less Imports of goods and services, overseas		17.9	17.4	14.3	11.5	11.9	15.4	19.7	22.9	21.6	17.2	12.9	9.6	7.9
less Imports of goods, overseas		23.9	22.5	18.5	14.3	13.3	15.1	18.6	23.1	23.2	19.4	14.6	10.1	8.1
less Imports of services, less tourism services, overseas		4.4	5.2	4.2	5.1	9.1	16.0	20.4	18.8	13.8	9.1	7.6	8.0	7.7
less Imports of tourism services, overseas		0.0	1.8	-1.4	-3.6	2.6	18.8	34.4	38.9	30.8	17.4	10.0	7.3	5.6

less Imports of goods and services, interstate		6.7	6.7	5.4	5.6	9.3	14.0	17.4	15.0	8.8	2.5	-2.3	-1.2	3.2
less Imports of goods, interstate	}	7.7	6.9	5.0	5.1	8.7	13.7	17.4	15.4	9.6	3.3	-1.6	-0.5	3.8
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		-4.3	3.7	10.2	12.5	17.5	17.6	17.3	9.8	-1.1	-7.1	-11.0	-9.1	-4.8

Expenditure on gross state product		5.5	5.4	4.9	4.8	4.8	4.7	4.9	4.6	4.1	4.1	4.1	4.2	4.0

(a)	Chain volume measure reference year 2003-04
TABLE 4

DOMESTIC PRODUCTION ACCOUNT — QUEENSLAND (Trend, chain volume measure(a), annual contribution to growth — quarterly, %)	TABLE 5

		Change from same quarter last year
		2002-03				2003-04				2004-05				2005-06
		Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep

Household final consumption expenditure		3.1	3.1	2.7	2.7	3.9	5.6	6.8	6.5	4.9	3.2	2.2	2.1	2.5
Internal consumption expenditure		3.1	3.1	2.6	2.6	3.6	5.2	6.3	6.1	4.7	3.2	2.3	2.2	2.5
Non-tourism		3.2	3.1	2.8	2.9	3.8	5.4	6.3	5.8	4.4	2.9	2.3	2.3	2.7
Tourism		-0.1	-0.1	-0.2	-0.3	-0.2	-0.2	0.1	0.2	0.3	0.3	0.0	-0.2	-0.2
External consumption expenditure		-0.1	0.1	0.1	0.1	0.3	0.4	0.5	0.4	0.2	0.0	-0.1	-0.1	0.0
less Imports of tourism services, overseas		0.0	0.0	0.0	0.0	0.0	0.1	0.2	0.2	0.2	0.1	0.1	0.1	0.0
less Imports of tourism services, interstate		-0.1	0.1	0.1	0.2	0.2	0.2	0.2	0.1	0.0	-0.1	-0.2	-0.1	-0.1

General government final consumption expenditure		0.5	0.6	0.8	1.0	1.1	1.0	0.9	0.8	0.8	0.7	0.5	0.4	0.3
National		0.3	0.3	0.4	0.5	0.5	0.4	0.3	0.3	0.4	0.4	0.3	0.2	0.1
State and local		0.2	0.3	0.4	0.5	0.6	0.6	0.6	0.5	0.4	0.3	0.2	0.2	0.3

Private gross fixed capital formation		5.2	5.4	4.6	3.1	2.0	1.7	2.3	2.9	2.6	2.1	1.4	1.4	1.9
Dwellings		2.2	2.0	1.4	0.6	0.3	0.4	0.7	0.8	0.6	0.4	0.2	0.3	0.4
Other buildings and structures		1.5	1.8	1.4	0.5	-0.1	-0.3	0.1	0.4	0.6	0.5	0.4	0.5	0.7
Machinery and equipment		1.3	1.6	1.8	1.6	1.2	0.8	0.9	1.5	1.9	1.8	1.3	0.8	0.8
Livestock		-0.2	-0.4	-0.3	-0.1	0.2	0.4	0.4	0.3	0.1	0.0	0.0	0.0	0.0
Intangible fixed assets		0.1	0.1	0.1	0.1	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.1	0.1
Ownership transfer costs		0.4	0.2	0.2	0.3	0.4	0.4	0.2	-0.3	-0.6	-0.7	-0.5	-0.3	-0.1

Public enterprises gross fixed capital formation		-0.2	-0.3	-0.4	-0.4	-0.4	-0.2	0.1	0.3	0.6	0.7	0.7	0.6	0.5
Commonwealth		-0.1	-0.1	-0.1	-0.1	-0.1	0.0	0.1	0.1	0.1	0.1	0.0	0.0	0.0
State and local		0.0	-0.2	-0.3	-0.3	-0.3	-0.2	0.0	0.2	0.4	0.6	0.7	0.6	0.5

General government gross fixed capital formation		-0.3	-0.5	-0.6	-0.5	-0.2	0.2	0.5	0.4	0.2	0.0	-0.1	0.1	0.4
National		0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.0	0.0	-0.1	-0.1	0.0	0.0
State and local		-0.4	-0.6	-0.7	-0.5	-0.3	0.1	0.4	0.4	0.3	0.1	0.0	0.1	0.4

Change in inventories		-0.4	-0.4	0.1	1.1	1.7	1.4	0.5	-0.6	-1.1	-0.8	-0.3	0.2	0.5
Statistical discrepancy (E)		0.1	0.0	-0.2	-0.1	0.0	0.0	0.1	0.2	0.3	0.3	0.1	-0.1	-0.3

Grass state expenditure		8.0	7.9	7.0	6.9	8.2	9.7	11.1	10.5	8.2	6.1	4.6	4.7	5.8

Exports of goods and services		1.1	1.0	0.8	0.6	0.1	-0.1	0.0	0.3	0.9	1.3	1.2	0.9	0.3

Exports of goods and services, overseas		-0.2	0.5	0.8	0.4	-0.2	-0.4	0.0	0.7	1.1	1.3	1.0	0.9	0.5
Exports of goods, overseas		-0.1	0.3	0.5	0.2	-0.3	-0.5	-0.1	0.4	0.9	1.1	0.9	0.7	0.4
Exports of services, less tourism services, overseas		0.0	0.2	0.2	0.2	0.0	0.0	0.1	0.1	0.1	0.0	0.0	0.1	0.1
Exports of tourism services, overseas		-0.1	0.0	0.1	0.0	0.0	0.1	0.1	0.1	0.2	0.2	0.2	0.1	0.0

Exports of goods and services, interstate		1.3	0.5	0.1	0.2	0.3	0.3	0.0	-0.3	-0.2	0.0	0.2	0.1	-0.2
Exports of goods, interstate	}	1.0	0.3	-0.2	-0.1	0.2	0.5	0.3	0.0	-0.2	-0.2	0.1	0.2	0.1
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		0.3	0.2	0.2	0.3	0.1	-0.2	-0.4	-0.3	0.0	0.2	0.1	-0.1	-0.3

		Change from same quarter last year
		2002-03				2003-04				2004-05				2005-06
		Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep

less Imports of goods and services		3.5	3.5	2.9	2.7	3.5	4.9	6.2	6.3	5.0	3.2	1.6	1.4	2.1

less Imports of goods and services, overseas		2.3	2.2	1.9	1.6	1.7	2.2	2.8	3.4	3.2	2.7	2.1	1.6	1.4
less Imports of goods, overseas		2.1	2.1	1.8	1.5	1.4	1.6	2.0	2.6	2.6	2.3	1.8	1.3	1.1
less Imports of services, less tourism services, overseas		0.1	0.2	0.1	0.2	0.3	0.5	0.6	0.6	0.4	0.3	0.3	0.3	0.3
less Imports of tourism services, overseas		0.0	0.0	0.0	0.0	0.0	0.1	0.2	0.2	0.2	0.1	0.1	0.1	0.0

less Imports of goods and services, interstate		1.3	1.3	1.0	1.1	1.8	2.7	3.3	2.9	1.8	0.5	-0.5	-0.2	0.7
less Imports of goods, interstate	}	1.4	1.2	0.9	0.9	1.6	2.4	3.1	2.8	1.8	0.6	-0.3	-0.1	0.7
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		-0.1	0.1	0.1	0.2	0.2	0.2	0.2	0.1	0.0	-0.1	-0.2	-0.1	-0.1

Expenditure on gross state product		5.5	5.4	4.9	4.8	4.8	4.7	4.9	4.6	4.1	4.1	4.1	4.2	4.0

(a)	Chain volume measure reference year 2003-04
TABLE 5

EXPLANATORY NOTES
Overview
The Queensland State Accounts are compiled in accordance with the international standards contained in the System of National Accounts 1993 (SNA93).
Readers interested in more detailed information on the changes to national and state accounts are referred to the following Australian Bureau of Statistics (ABS) information papers:
•	Australian System of National Accounts: Concepts, Sources and Methods (ABS 5216.0);

•	Upgraded Australian National Accounts (ABS 5253.0);

•	Implementation of Revised International Standards in the Australian National Accounts (ABS 5251.0); and

•	Introduction of Chain Volume Measure in the Australian National Accounts (ABS 5248.0).
The broad structure of the Queensland State Accounts is that of a social accounting matrix comprising two regions: Queensland and the Rest of Australia. This enables the appropriate comparison to be made of the performance of Queensland with respect to the performance of the rest of the nation, rather than with Australia as a whole.
For both regions, four fundamental accounts have been specified: domestic (or State) production account, state consumption account, state accumulation account and the external account. The state consumption and accumulation accounts have been further disaggregated into sectoral accounts. These sectoral accounts include household, State and local general government, Commonwealth general government and private and public trading and financial enterprises. This publication reports only on the domestic production accounts of these two regions.
The Queensland State Accounts are designed to allow consolidation of the two regions into the single region of Australia. The Australian National Accounts, produced by the ABS, form a clear national framework and set of estimates, with which the Queensland State Accounts is congruent.
The ABS also produces the Australian National Accounts, National Income, Expenditure and Product. The Queensland State Accounts uses as much Queensland information contained in this ABS publication as is appropriate and relevant. However, since the purpose of the Queensland State Accounts is to measure the structure and performance of the Queensland economy as accurately and comprehensively as possible, it significantly extends the information contained in the Australian National Accounts, National Income, Expenditure and Product series. Since this extension is feasible in the case of a single State, especially one with the statistical resources of Queensland, the Queensland State Accounts is not necessarily bound to agree exactly with any ABS estimates. Nevertheless, the quality of the Australian National Accounts is such that the Queensland State Accounts estimates are generally and routinely benchmarked to them. In all cases, the ABS estimates are taken into strong initial consideration.
The major extension of the domestic production accounts in the Queensland State Accounts system is the addition of estimates of interstate trade in goods and trade in services, including tourism transactions. This enables the system to derive quarterly estimates of gross state product in volume terms. As well, this provides a more comprehensive understanding of Queensland’s overall trade performance, and replaces the more limited understanding provided by the common misperception of overseas State trade as total State trade.

Queensland State Accounts, September Quarter 2005
Methodological issues
As noted below in Definitions and source notes, the estimates in the Queensland State Accounts generally agree with those of the ABS Australian National Accounts, National Income, Expenditure and Product when available, except in cases where the Office of the Government Statistician has improved on, or corrected, ABS estimates.
Differences between the Queensland estimates in the Australian National Accounts, National Income, Expenditure and Product and those in the Queensland State Accounts reflect corrections and improvements in data construction made by the Office of the Government Statistician. These corrections generally arise from data confrontation exercises which involve alternative sources of evidence or information, and which often involve the input of further primary information.
Compensation of employees
The OGS estimate of Compensation of employees (COE) differs from that published by the ABS in Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). As reported in the September quarter 1994 issue of the Queensland State Accounts, the Office of the Government Statistician (OGS) is of the opinion that the compensation of employees (COE) series published in the ABS 5206.0 substantially under-recorded COE from the period commencing September quarter 1993. As a result, in the period starting with September quarter 1993 and ending December quarter 2001, the average of the quarterly movements in average weekly earnings, and survey of employment and earnings is combined with the number of wage and salary earners to derive the COE series published in the Queensland State Accounts. From March 2002 onwards, the OGS COE series is extrapolated using the quarterly movements in the compensation of employees series published in ABS 5206.0.
Further analysis by the OGS indicates that the June quarter 2005 quarter estimate of COE published in ABS 5206.0 has been underestimated. The movement in implied average earnings is contrary to other measures of earnings in Queensland. The OGS has adjusted the COE estimate for June quarter 2005 to reflect the movement in the wage price index for Queensland.
Exports of goods, overseas
From June quarter 2005, the Queensland State Accounts uses a Queensland-specific coal price deflator to derive the volume of Queensland’s overseas coal exports, whereas the ABS uses the Australian coal price deflator to derive coal exports in ABS 5206.0. This results in a difference between the QSA and ABS volume estimates of exports of goods to overseas. The reason for a Queensland-specific coal price deflator is based on the fact that Queensland’s coal exports consist mainly of high rank metallurgical (hard coking) and semi-soft metallurgical coal, compared with the predominantly lower value steaming coal exported from the Rest of Australia. Since June quarter 2005, the prices of the different types of coal diverged significantly and this is reflected in the growth rate of the overall coal price deflators for Queensland and Australia.
Input-output tables
The Queensland State Accounts and Queensland’s State and regional input-output tables, which are also produced by the Office of the Government Statistician, have been developed in close association, so that these two components of the overall system of State accounts are congruent. An intention is to use the input-output tables to assist in the future reconciliation of the income and expenditure estimates of domestic production in the State, as well as the production based estimates when available.

Seasonally adjusted and trend estimates
In interpreting movements in quarterly time series, it is useful to recognise and take account of changes due to seasonal and other types of calendar influences. Seasonal effects usually reflect the influences of the seasons themselves, either directly (e.g. farm production) or indirectly, through activity related to them, such as social conventions (e.g. the incidence of holidays), or administrative practices (e.g. the timing of wage and salary payments). Other types of calendar variations may occur as a result of influences such as the number and composition of days in a calendar period, the accounting or the recording procedures adopted, or the incidence of moveable holidays such as Easter. For example, Easter can fall either in the March quarter, the June quarter, or in both quarters.
Movements in a time series can be due to a complex interaction of up to six notional influences. These influences are:
•	the seasonal pattern which reflects the systematically recurring rise (fall) of the quarters;

•	the “trading day” pattern which reflects how the series systematically varies with changes in the composition of the quarters;

•	moving holiday impacts;

•	other systematic calendar related effects;

•	the trend which reflects the fundamental and long-term direction of the series; and

•	the residual/irregular influences which reflect the short-term erratic factors in the series.
Statistical techniques may be used to evaluate the effects on normal and calendar influences operating on a series and to produce seasonally adjusted estimates by the removal of these influences. One of the most widely used seasonal adjustment methods is the X-11 variant of the Census Method 11 Seasonal Adjustment Program and its companion program X-11Q developed by the U.S. Bureau of the Census.
The X-11Q procedure uses an iterative system of moving averages and linear regression techniques to obtain seasonal and other systematic calendar effects. For quarterly series, prior adjustments can be incorporated for moving holidays and trading day adjustments. However, in accordance with the methodology used by the ABS to adjust the Australian National Accounts, it was assumed that the trading day effects on quarterly State Accounts series are likely to be insignificant except in the case of private final consumption expenditure. At each estimation stage, the adverse effects of “extreme” movements are reduced to minimise distortion of extremes. Final estimates of the seasonal effects are combined and divided into the original data series to produce a seasonally adjusted series.
Seasonal adjustment removes the estimated effects of seasonal and other types of calendar variations from the statistical series, so that the effects of other influences can be analysed. However, if a movement is due to short-term irregular factors and not the underlying trend, then the seasonally adjusted estimate may be deficient in estimating reliably the timing, level and turning points in economic activity. Whether a seasonally adjusted series is a good proxy of the trend or not, will depend on the relative contribution of the irregular component to the quarterly movements, compared with the trend contribution. The irregular nature of seasonally adjusted data is not a deficiency of the seasonal adjustment process, but simply reflects the irregular/residual influences present in the original data, as well as the trend component.
Trend estimates may be produced by smoothing out these residual/irregular components of the seasonally adjusted series. The procedure used in the Queensland State Accounts is similar to that used by the ABS and outlined in their publication Information Paper: A Guide to Smoothing Time Series — Estimates of Trends. It is designed to minimise the distortion to trend level, turning point and timing, and is based on the seven term Henderson moving average in the case of quarterly series.
The Henderson procedure is a symmetric moving average that is centred on a point in time. Consequently, there is no phase shift in the resulting smoothed series. However, there are insufficient observations available for the calculation of the last three quarters of a series, when using such a seven quarter moving average. To overcome this end-point problem, a surrogate moving average that approximates the desired symmetric moving average is used.

Queensland State Accounts, September Quarter 2005
Furthermore, in addition to the irregular phenomena of the real world, the effects of measurement errors contribute to the residual/irregular influences. For example, estimates produced from sample surveys can be affected by sampling error. Non-sampling errors may also be associated with series due to deficiencies or errors in reporting, processing and estimation. These measurement errors can also impact on the seasonal and trading day patterns. A smoothed seasonally adjusted or trend estimate will smooth these measurement errors and provide a better estimate of the fundamental trend. Another advantage of the Henderson moving average procedure is that if the seasonal process used has some deficiencies, such that there does remain some residual seasonality, for example some trading-day or some moving holiday variation in the adjusted data, then the trend smoothing process will also dampen their presence.
On the other hand, moving averages used to derive trend estimates cannot distinguish between measurement error and actual irregular occurrences, and both types of irregular movements are smoothed. Thus, the effects of the airline pilot’s dispute on the Queensland economy, which was largely concentrated on tourism activity (both imports and exports, as well as consumption expenditure) in December quarter 1989, is spread over a number of adjacent quarters in the trend estimate of gross state product.
To produce smoothed seasonally adjusted estimates for the Queensland State Accounts seasonal factors are obtained using the X-11Q procedure. In line with the ABS procedure for the adjustments of corresponding Australian series, no prior adjustments for trading day and moving holiday effects are incorporated into the X-11Q procedure. Separate current and chain volume measure seasonal factors are calculated for interstate and foreign imports and exports of tourism services, reflecting the seasonality in the implicit price deflators of these series.
The Queensland State Accounts estimates are compiled by applying a seven term Henderson moving average, using the individual tailored end-weights based on the importance of the irregular variations relative to the movements in the trend of the corresponding Queensland components of the domestic production account. Rest of Australia estimates are derived by deconsolidation. The weights reflect the irregularity of the series being trended.
Differences in the estimates and in assumptions and judgments made in the filtering procedure will result in the seasonally adjusted and trend estimates in the Queensland State Accounts being different to those produced and published by the Australian Bureau of Statistics.
Treatment of tourism activity
It is useful to define and distinguish between the concepts of domestic and national economic transactions, and to consider the nature of a tourist agent. Put simply, the concept of domestic relates to transactions occurring within the confines of a domestic territory (that is, within political frontiers) regardless of who is involved in the transaction, whereas national relates to transactions undertaken by resident economic agents wherever these transactions occur. Thus a national concept may be more appropriate for a country which has a number of residents living and working abroad, or which owns and receives a substantial volume of income from investments in foreign countries.
Given this, tourism transactions may be classified and defined. The World Tourist Organisation in The Determination of the Importance of Tourism as an Economic Activity within the Framework of the National Accounting System defines three concepts of tourism as follows:
•	International tourism: tourism in the country’s domestic territory by non-resident tourism agents and in the rest of the world by resident tourism agents. International tourism as defined by the World Tourist Organisation includes two sub-categories: foreign tourism, i.e. tourism within the country’s domestic territory by non-resident agents; and tourism abroad, i.e. tourism in the rest of the world by resident tourism agents.

•	Domestic tourism: tourism within the country’s domestic territory by resident and non-resident tourism agents.

•	National tourism: tourism in the country’s domestic territory and the rest of the world by resident tourism agents.

The World Tourist Organisation also defines the type and nature of tourism agents (ignoring short-term tourists or excursionists) as follows:
•	Foreign visitors or visitors from outside the country:

Characteristically, visitors from outside the country:

1) are non-resident agents in the country visited; and

2) do not receive remuneration in the country visited.

Such visitors are defined as,

Persons not residing in the country, irrespective of nationality, who enter the country for purposes other than to earn remuneration in the country visited.

•	National tourists

Such persons are defined as:

Persons residing in the country, irrespective of nationality, who travel to a place situated within the country but other than their usual place of residence, for a period of at least twenty-four hours, or who spend at least one night there, for purposes other than to earn remuneration in the place visited. (In Australia, it is usual to include in this definition a requirement that a journey of at least 40km takes place.)

•	National visitors abroad

The two essential characteristics of such persons are that they:

1) are resident agents travelling outside the domestic territory of their country of residence; and

2) receive no remuneration in the country visited.

They are defined as follows:

Persons resident in the country, irrespective of nationality, travelling to one or more other countries for reasons other than earning remuneration in the country or countries visited.
A critical point to note from these definitions is that tourist agents do not engage in activity outside their domestic territory (or in the case of excursionists, outside their neighbourhood), which could result in remuneration being earned. This means that they do not engage in productive activity nor do they engage in accumulation, in the sense that they purchase capital goods for use in the country they are visiting, except possibly for the purchase of real estate (although this is more likely to be an investment transaction, rather than one relating to tourism). Tourism agents clearly are engaged in a consumption form of activity. That is, they purchase goods and services, such as clothing, souvenirs and minor household durables, which are consumed immediately and cannot be accumulated or used again in a subsequent time period.
Accumulation transactions are defined by the World Tourist Organisation to be tourism gross fixed capital formation, and do not represent direct selling to tourists, but rather represent investment expenditure on physical assets which are used to provide facilities or infrastructure for tourists. However, these transactions can also be classified, more appropriately, by industries of sale or purchase (e.g. construction or recreation). If such expenditures are to be classified as tourism transactions, care must be taken to ensure that they are not double counted as investment expenditure by standard industries.
The essential characteristics of tourism transactions are that they are both consumption transactions and balance of payments transactions (i.e. when tourism transactions involve foreigners or agents from outside the domestic territory where the transactions take place). There are three basic types of tourism transaction: tourism exports, or sales to non-resident tourists within a domestic territory; tourism imports, or sales to resident tourists outside the domestic territory; internal tourism consumption expenditures, or sales to resident tourists within the domestic territory.

Queensland State Accounts, September Quarter 2005
Notes on formulae used
Changes
Last quarter
Change in a variable from one quarter to the next, e.g. the change from June quarter 2005 to September quarter 2005. This is only appropriate in the cases of seasonally adjusted and trend estimates. In the tables, this item is referred to as “quarterly percentage change”.
Same quarter last year
Change in a variable from one quarter to the same quarter in the following year, e.g. the change from September quarter 2004 to September quarter 2005. This provides a measure of annual change. In the tables, this item is referred to as “annual percentage change —quarterly”.
Year-average
Change in a variable from one set of four continuous quarters to the same four quarters in the following year, e.g. the change from the sum or average of December quarter 2003, March quarter 2004, June quarter 2004 and September quarter 2004 to the sum or average of December quarter 2004, March quarter 2005, June quarter 2005 and September quarter 2005. This also provides a measure of annual change. This item is only contained in the summary tables.
Contribution to growth
The contribution of a component of an aggregate series to change in the aggregate from one period to another is give by the formula:
where Ci,t is the percentage point contribution to the change in the aggregate series from time period t-1 to time period t, caused by the change in the lth component of the aggregate series. Series calculated this way are referred to as “quarterly contribution to growth”.
It should be noted that contributions are also calculated for the change from time period t-4 to time period t. Series calculated this way are referred to as “annual contribution to growth — quarterly”.

Definitions and source notes
These definitions and notes have been constructed from the point of view of the Queensland State Accounts, rather than the Australian National Accounts; that is, they relate to the case of Queensland or to the Rest of Australia, rather than the nation as a whole.
Chain Volume Measures
The chain volume measures appearing in this issue are annually reweighted chained Laspeyres indexes referenced to the current price in a reference year, currently 2003-04. Chained Laspeyres volume measures are compiled by linking together (compounding) movements in volumes, calculated by using the average prices of the previous financial year, and applying the compounded movements to the current price estimates of the reference year. Quarterly chain volume estimates are benchmarked to annual chain volume estimates, so that the quarterly estimates for a financial year sum to the corresponding annual estimate.
Chain volume measures are not generally additive. They do not sum in total, in the way original current price components do. To minimise this impact, the ABS uses the year preceding the last full financial year as the reference year. This approach means that the chain volume measures are additive in the reference year (2003-04) and the quarters following the reference year. However, the chain volume measures are not additive in the quarters preceding the reference year.
Compensation of employees
This term replaces the term “wages, salaries and supplements”. Compensation of employees is the total remuneration, in cash or in kind, payable by an enterprise to an employee in return for work done by the latter during the accounting period.
Gross operating surplus and gross mixed income
Gross operating surplus is a measure of the surplus accruing to owners from processes of production before deducting any explicit or implicit interest charges, rent or other property income payable on financial assets required to carry on the production and before deducting consumption of fixed capital.
Mixed income is the term reserved for the surplus accruing to owners of unincorporated enterprises from the process of production (as defined for gross operating surplus). It was previously described as gross operating surplus — unincorporated enterprises.
The Office of the Government Statistician uses indicators of activity to estimate Queensland’s share of the five components of Australia’s gross operating surplus and mixed income. Since March quarter 2001, State data from the ABS publication Business Indicators: Australia has been used to estimate these shares. These estimates are benchmarked to the annual ABS estimates contained in Australian National Accounts, State Accounts (ABS 5220.0).
Gross State product at factor cost
The sum of compensation of employees, gross operating surplus and gross mixed income.

Queensland State Accounts, September Quarter 2005
Taxes less subsidies on production and imports
This term replaces the term “indirect taxes less subsidies”. It consists of ‘taxes less subsidies on products’ and ‘other’ taxes/subsidies on production. Taxes/subsidies on products are payable on goods and services when they are produced or sold by their producers and include taxes/subsidies and duties/subsidies on imports. Other taxes on production consist mainly of taxes on the ownership or use of land, building or other assets used in production, or labour employed or compensation of employees paid.
The Queensland State Accounts estimate is compiled using data on State and local government taxes and subsidies on production and imports and an estimate of Commonwealth taxes and subsidies on production and imports levied in Queensland.
Statistical discrepancy (I) and (E)
In line with the ABS practice, an explicit statistical discrepancy has been retained in the Queensland State Accounts. This discrepancy is allocated between the income and expenditure estimates to provide a unique measure of quarterly current gross state product. This is pro-rated from the national estimates to Queensland using gross state product. However, in the Queensland State Accounts the statistical discrepancy (E) has been recorded as a component of gross State expenditure and gross Rest of Australia expenditure.
Gross State product
The estimates of gross state product (GSP) are produced by summing the income components of gross state product: compensation of employees, gross operating surplus, gross mixed income, and taxes less subsidies on production and imports. The expenditure estimate of GSP comprises the summation of household and government consumption, as well capital formation, change in inventories and exports less imports, which in turn is balanced against the income components of GSP (i.e. the expenditure approach).
The method used to obtain the chain volume estimate of GSP could be best described as ‘indirect’ as the only current price estimate of GSP available is obtained by aggregating the incomes accruing from production (i.e. the income approach). It is not possible to satisfactorily deflate such incomes to produce chain volume estimates because they do not comprise readily identifiable price and quantity elements. Consequently, the chain volume estimate of GSP is derived using the expenditure approach.
Household final consumption expenditure
The sum of internal and external consumption expenditure.
Differences between the Australian National Accounts, National Income, Expenditure and Product and the Queensland State Accounts are due primarily to differences in the estimates of net interstate and overseas expenditure by tourists.
Internal consumption expenditure
Outlays, by State resident households and State resident producers of private non-profit services to households, on new durable and non-durable goods and services, less net sales of second-hand goods, within the domestic territory of the State.
This is largely based on the ABS estimate in the Australian National Accounts, National Income, Expenditure and Product.

External consumption expenditure
Outlays, by State resident households on new durable and non-durable goods and services outside the domestic territory of the State. These are expenditures by Queensland resident households engaged in tourism activity interstate or overseas.
These estimates are formed from data contained in the Bureau of Tourism Research National Visitor Survey and the ABS Balance of Payments.
Private gross fixed capital formation
The total value of private sector producers’ acquisitions, less disposals of fixed assets during the accounting period plus certain additions to the value of non-produced assets realised by the production activity of institutional units.
This is formed by the addition of the components of private investment: dwellings construction, other buildings and structures construction, machinery and equipment, livestock, intangible fixed assets and ownership transfer costs. Definitions of these components may be found in ABS Information Paper, Implementation of Revised International Standards in the Australian National Accounts.
Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product.
General government final consumption expenditure
Net expenditure on goods and services by government authorities, except those classified as public enterprises, which does not result in the creation of fixed assets or inventories or in the acquisition of land and existing buildings or second-hand assets. Expenditure on defence assets that are used in a similar fashion to civilian assets is now classified as gross fixed capital formation. Expenditure on weapons of destruction and weapon delivery systems is still classified as final consumption expenditure.
Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product apart from 1999-2000 due to, the Office of the Government Statistician treating differently from the ABS the $1.1 billion abnormal return on QSuper trust assets in the current price estimate of government final consumption expenditure.
General government gross fixed capital formation
Expenditure on new fixed assets plus net expenditure on second-hand assets whether for additions or replacements (other than weapons of destruction and weapon delivery systems).
Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product, apart from the past four quarters where revised data in State government capital formation was used.
Public enterprises gross fixed capital formation
Expenditure on new fixed assets plus net expenditure on second-hand fixed assets and including both additions and replacements.
Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product, apart for the past four quarters. This reflects revised data on capital formation by State public enterprises.

Queensland State Accounts, September Quarter 2005
Changes in inventories
This term replaces the existing term “stocks”. Inventories consist of materials and supplies, work-in-progress, finished goods and goods for resale, and includes all inventories held by government.
Estimates of these components are made by allocating the national inventory activity identified in the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product to Queensland.
Gross state expenditure
The sum of household final consumption expenditure, general government final consumption expenditure, private gross fixed capital formation, public enterprises gross fixed capital formation, general government gross fixed capital formation, change in inventories and the statistical discrepancy (E).
Exports of goods and services, overseas
Sum of exports of goods overseas and exports of services overseas.
Exports of goods, overseas
All transfers of ownership of goods from Queensland residents to residents of overseas countries.
Exports of services, less tourism services, overseas
Sales of services provided by Queensland resident producers to residents of overseas countries, excluding sales to overseas residents visiting Queensland for tourism purposes.
This is estimated for Queensland by calculating its share from the ABS Balance of Payments.
Exports of tourism services, overseas
Sales of services provided by Queensland resident producers to residents of overseas countries visiting Queensland for the purpose of holiday or visiting friends or relatives.
This is estimated using data from the BTR International Visitor Survey and ABS Overseas Arrivals and Departures 3401.0.
Exports of goods and services, interstate
Sum of exports of goods interstate and exports of services interstate.
Exports of goods and services, less tourism services, interstate
The sum of the transfers of ownership of goods from Queensland residents to residents of other States, and the sales of services provided by Queensland resident producers to residents of other States, excluding sales to residents of other States visiting Queensland for tourism purposes.
This is estimated from the ABS Interstate Trade Survey. Exports of goods are estimated by broad commodity group.

Exports of tourism services, interstate
Sales of services provided by Queensland resident producers to residents of other States visiting Queensland for the purpose of holiday or visiting friends and relatives.
This is estimated using a combination of results from the BTR National Visitor Survey, and BTR Domestic Tourism Monitor, expenditure figures derived using a combination of the Domestic Tourism Expenditure Surveys (1982, 1992), and Queensland Travel and Tourism Corporation’s Queensland Visitors Survey.
Imports of goods and services, overseas
Sum of imports of goods overseas and imports of services overseas.
Imports of goods, overseas
All transfers of ownership of goods from residents of overseas countries to Queensland residents.
Prior to September quarter 1988, estimates in current prices were obtained from the ABS by broad commodity group. The chain volume measures are calculated by deflating the commodity group using national implicit price deflators. From September quarter 1988, the State current price series are obtained from the ABS Foreign Trade by two digit SITC. The chain volume measure is estimated using the national two-digit SITC implicit price deflator. Adjustments to imports of goods, overseas have been also made to Queensland civil aircraft imports to match the corresponding investment series produced by the ABS.
Imports of services, less tourism services, overseas
Sales of services provided by residents of overseas countries to Queensland residents, excluding sales to Queensland residents visiting overseas countries for tourism purposes.
This is estimated for Queensland by calculating its share from the ABS Balance of Payments.
Imports of tourism services, overseas
Sales of services provided by residents of overseas countries to Queensland residents, visiting overseas countries for tourism purposes.
This is estimated for Queensland by calculating its share from the ABS Balance of Payments.
Imports of goods and services, interstate
Sum of imports of goods interstate and imports of services interstate.
Imports of goods and services, less tourism services, interstate
The sum of the transfers of ownership of goods from residents of other states to Queensland residents, and the sales of services provided by residents of other states to Queensland residents, excluding sales to Queensland residents visiting those other states for tourism purposes. This is estimated from the ABS Interstate Trade Survey. The imports of goods are estimated by broad commodity groups.

Queensland State Accounts, September Quarter 2005
Imports of tourism services, interstate
Sales of services provided by resident producers of other states to Queensland residents visiting those other states for tourism purposes.
This is estimated using a combination of results from the Bureau of Tourism Research’s National Visitor’s Survey and expenditure figures derived using a combination of the Domestic Tourism Expenditure Surveys (1982, 1992) and the former Queensland Travel and Tourism Corporation’s Queensland Visitor Survey.
Expenditure on gross state product
The sum of gross state expenditure and exports of goods and services, less imports of goods and services.